Exhibit 10.59

PROMISSORY NOTE

PROMISSORY NOTE (the “Note”) of the Borrower named below delivered to RZB FINANCE LLC (“RZB”) dated February 17, 2004.

1.	SPECIAL TERMS

The following terms and provisions shall apply to this Note: definitions of terms in this or other sections of this Note expressed in the singular shall include the plural and vice versa.

Borrower: FCStone Merchant Services, LLC

(Specify jurisdiction of organization)

Principal Amount of this Note:

Five Million Dollars

($5,000,000)

Margin: 2.5% p.a.

Available Interest Periods for Eurodollar Loans:

Up to 180 days

Loan Documents: Line Letter dated February 17, 2004, between the Borrower and RZB, General Security Agreement dated February 17, 20004, between the Borrower and RZB, Continuing Agreement for Letters of Credit dated February 17,2004, between the Borrower and RZB, and all other agreements from time to time executed by the Borrower for the benefit of RZB, in each case as amended, modified or supplemented from time to time.

Minimum Eurodollar Amount: NA

Minimum Repayment Amount: NA

2.	PRINCIPAL

FOR VALUE RECEIVED, the Borrower promises to pay to the order of RZB, ON DEMAND, the Principal Amount of this Note specified in Section 1 or, if less, the then-outstanding principal amount of all loans (each a “Loan” and collectively, the “Loans”) made to the Borrower by RZB pursuant to the Loan Documents. In no event shall the maturity date of any Loan be more than 180 days after the date such Loan is made.

3.	INTEREST

The Borrower promises to pay interest on the unpaid principal amount of each Loan (after as well as before judgment) at a rate per annum which, during each Interest Period of such Loan, shall be equal to the Margin specified in Section 1 plus the Quoted Rate for such Interest Period. Such interest shall be payable on the last day of each Interest Period; provided that if any Interest Period in respect of a Loan is longer than three months, such interest prior to maturity shall be paid on the last Business Day of each three-month interval within such Interest Period as well as on the last day of such Interest Period.

Notwithstanding the preceding paragraph, the Borrower shall also pay interest at a rate per annum which shall be the greater of (A) 2% in excess of the Base Lending Rate from time to time in effect, or (B) 2% in excess of the rate which would otherwise be applicable pursuant to the terms hereof, on any principal of the Loan and, to the extent permitted by law, on any interest or other amount payable by the Borrower hereunder which shall not be paid in full when due (whether on demand, by acceleration or otherwise) from such due date until paid in full (after as well as before judgment), such interest to be payable on demand

All interest shall be computed on the basis of the number of days actually elapsed in a 360-day year.

Definitions.

The term “Interest Period,” when used with respect to any Loan, means (i) initially, the period commencing on the date of such Loan, and (ii) thereafter, each of the successive periods occurring while such Loan is outstanding, with such successive periods commencing on the same day as the last day of the immediately preceding period. The duration of an Interest Period commencing prior to maturity (by demand, acceleration or otherwise) shall be:

3.a. one of the periods specified as Available Interest

Periods in Section 1, as selected by the

Borrower not later than 11:00 A.M. (New

York time) three Business Days prior to

the commencement of such Interest Period, or

3.b. absent a timely selection by the Borrower, the

shortest of the periods specified as

Available Interest Periods in Section 1.

The duration of an Interest Period commencing on or after the due date for full payment hereunder (whether on demand, by acceleration or otherwise) shall be such period as RZB may reasonably select. Any Interest Period which would otherwise expire on a day other than a Business Day shall be (i) extended to the next following Business Day or (ii) if the next following Business Day is in a new calendar month, shortened to the next preceding Business Day.

The term “Quoted Rate,” when used with respect to an Interest Period for any Loan, means the quotient of (i) the offered rate quoted by The Chase Manhattan Bank (the “Bank”) in the interbank Eurodollar market in New York City or London, England on or about 11:00 A.M. (New York or London time, as the case may be) two Business Days prior to such Interest Period for U.S. dollar deposits of an amount comparable to the principal balance of such Loan and for a period comparable to such Interest Period, divided by (ii) one minus the Reserve Percentage. For purposes of this definition, (a) “Reserve Percentage” shall mean with respect to any Interest Period, the percentage which is in effect on the first day of such Interest Period under Regulation D as the maximum reserve requirement for member banks of the Federal Reserve System in New York City with deposits comparable in amount to those of the Bank against Eurocurrency Liabilities. The Quoted Rate for the applicable period shall be adjusted automatically on and as of the effective date of any change in the applicable Reserve Percentage; (b) “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as it may be amended from time to time; and (c) “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D, as in effect from time to time.

The term “Business Day” means any day on which banks are open for dealings by and between banks in U.S. dollar deposits in the interbank Eurodollar market in New York City and London, England, other than a Saturday, Sunday or any day which shall be in London, England or New York City a legal holiday or a day on which banking institutions are authorized by law to close.

The term “Base Lending Rate” means, for any day, the higher of (i) the rate announced by the Bank from time to time at its principal office in New York, New York as its prime rate for domestic (United States) commercial loans in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2%. (Such Base Lending Rate is not necessarily intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit.) Each change in the Base Lending Rate shall result in a corresponding change in the interest rate and such change shall be effective on the effective date of such change in the Base Lending Rate.

The term “Federal Funds Rate” means, for any day, the overnight federal funds rate in New York City, as published for such day (or, if such day is not a New York Business Day, for the next preceding New York Business Day) in the Federal Reserve Statistical Release H.15 (519) or any successor publication, or if such rate is not so published for any day which is a New York Business Day, the average of the quotations for such day on overnight federal funds transactions in New York City received by the Bank from three federal funds brokers of recognized standing selected by the Bank.

4.	ADDITIONAL PAYMENTS

If any event shall occur (whether in the form of reserve requirements not included in the computation of the Quoted Rate, exchange control regulations, governmental charges or changes in the interbank Eurodollar market or the position of RZB or any financial institution that provides financing to RZB (a “funding source”) in such market or otherwise) which shall result in RZB or such funding source not receiving interest with respect to any Loan at the effective rate of the margin (plus 2% after demand) in excess of the costs incurred by RZB or such funding source in making, funding or maintaining such Loan, then, the Borrower shall pay to RZB, upon demand, such additional amounts as may be necessary to compensate RZB or such funding source, as the case may be, for any such deficiency or reduction. Each demand for compensation pursuant to the preceding sentence shall be accompanied by a certificate of RZB in reasonable detail setting forth the computation of such compensation (including the reason therefor), which certificate shall be conclusive, absent manifest error.

5.	PREPAYMENTS

The Borrower agrees that it shall have no right to repay all or any portion of a Loan except on the last day of an Interest Period applicable to such Loan, and then only if RZB has received written notice of such repayment not later than 11:00 A.M. (New York time) three Business Days prior to such repayment; any such notice shall be irrevocable. All partial repayments shall be in an amount not less than the Minimum Repayment Amount. All repayments pursuant to this paragraph shall be accompanied by the payment of all accrued interest on the principal amount so paid.

Without limiting the foregoing, the Borrower agrees that if for any reason any Loan (or any portion thereof) is not made after RZB or its funding source has arranged funding therefor, or, if for any reason (including as a result of demand) any Loan is repaid on a day other than the last day of an Interest Period therefor, the Borrower shall pay to RZB, upon demand, any unrecovered expenses or losses (including losses resulting from the re-employment of funds) incurred by RZB or its funding source as the result of such failure to borrow or repayment. RZB’s determination as to additional amounts due under this paragraph shall be conclusive, absent manifest error.

6.	ALL PAYMENTS

Each payment by the Borrower pursuant to this Note shall be made prior to 1:00P.M. (New York time) on the date due and shall be made without set-off or counterclaim to RZB at such account as RZB shall designate, or in the absence of such designation to RZB at its office, presently located at 1133 Avenue of the Americas, New York, NY 10036, or as RZB may otherwise direct and in such amounts as may be necessary in order that all such payments (after withholding for or on account of any present or future taxes, levies, imposts, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on or measured by the net income of RZB pursuant to the income tax laws of the jurisdiction where RZB’s principal or lending office is located) shall not be less than the amounts otherwise specified to be paid under this Note. Each such payment shall be made in lawful currency of the United States of America and in immediately available funds. If the stated due date of any payment required hereunder is other than a Business Day, such payment shall be made on the next succeeding Business Day and interest at the applicable rate shall accrue thereon during such extension.

7.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that all acts, filings, conditions and things required to be done and performed and to have happened (including, without limitation, the obtaining of necessary governmental approvals) precedent to the issuance of this Note to constitute this Note the duly authorized, legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, have been done, performed and have happened in due and strict compliance with all applicable laws.

8.	DEFAULT

Without limiting the right of RZB to demand payment of the Loans evidenced hereby at any time in its sole discretion, if any of the following events shall occur: default in payment of any amount due hereunder to the holder hereof, whether on demand or otherwise; suspension or liquidation by the Borrower of its usual business or suspension or expulsion of the Borrower from any exchange; calling of a meeting of creditors; assignment by the Borrower for the benefit of creditors; dissolution, bulk sale or notice thereof effected or given by the Borrower; creation of a security interest in any assets of the Borrower which are or shall be subject to liens granted to the holder hereof by the Borrower without consent of the holder hereof; insolvency of any kind, attachment, distraint, garnishment, levy, execution, judgment, application for or appointment of a receiver or custodian, filing of a voluntary or involuntary petition under any provision of the U.S. Bankruptcy Code or amendments thereto, of, by or against the Borrower for any relief under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions; any governmental authority or any court at the instance of any governmental authority shall take possession of any substantial part of the property of the Borrower or shall assume control over the affairs or operations of the Borrower; any statement, representation or warranty made by the Borrower in any document, agreement or financial statement delivered to RZB shall prove to be false in any material respect when made; failure of the Borrower or any other party thereto to comply with any term of any of the Loan Documents; failure of the Borrower, on request, to furnish to RZB any financial information, or to permit inspection by RZB of any books or records; any change in, or discovery with regard to, the condition or affairs of the Borrower which, in RZB’s opinion, increases its credit risk; or if RZB for any other reason deems itself insecure; then, the indebtedness evidenced by this Note, and all accrued interest thereon shall become absolute, due and payable without demand or notice to the Borrower. Upon default in the due payment of this Note, or whenever the same or any installment of principal or interest hereof shall become due in accordance with any of the provisions hereof (whether on demand or otherwise), RZB may, but shall not be required to, exercise any or all of its rights and remedies, whether existing by contract, law or otherwise, with respect to any collateral security delivered in respect of the indebtedness evidenced hereby.

9.	MISCELLANEOUS

This Note is delivered pursuant to, and entitled to the benefits of, the Loan Documents.

The Loans and principal repayments thereof and the interest rate and Interest Period applicable to each Loan may be recorded on the records of RZB and, prior to any transfer of, or any action to collect, this Note, the outstanding principal amount of each Loan shall be endorsed on this Note, together with the date of such endorsement. Any such recordation or endorsement shall constitute prima facie evidence of the accuracy of the information so recorded or endorsed (provided, however, that the failure of RZB to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay all the Loans (including interest thereon) and its other obligations hereunder and under the Loan Documents). The Bank may charge any account of the Borrower with the Bank for amounts payable under this Note.

Each payment of principal of, or interest on, the Loans shall constitute an acknowledgment of the indebtedness of the Borrower under the Loan Documents and this Note. The Borrower:

a. waives presentment, demand, protest and other

notice of any kind in connection with this

Note; and

b. agrees to pay to the holder hereof, on demand, all

costs and expenses (including

reasonable legal fees) incurred in

connection with the enforcement and

collection of this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW), BUT THIS SHALL NOT LIMIT THE RATE OF INTEREST WHICH MAY BE CHARGED BY RZB UNDER OTHER APPLICABLE LAW.

The Borrower hereby agrees that ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWER WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK as RZB may elect, and, by execution and delivery hereof, the Borrower accepts and consents to, for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by RZB in writing, with respect to any action or proceeding brought by it against RZB and any questions relating to usury. Nothing herein shall limit the right of RZB to bring proceedings aginst the Borrower in the courts of any other jurisdiction. Service of process out of any such courts may be made by mailing copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices as specified herein and will become effective 30 days after such mailing. The Borrower agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note and, to the maximum extent permitted by law, waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.

AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, EACH OF THE BORROWER AND RZB HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER OR RZB. THIS PROVISION IS A MATERIAL INDUCEMENT FOR RZB MAKING THE LOANS TO BORROWER.

Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable law (the “Maximum Rate”). If the amount of interest payable for any interest payment period ending on any interest payment date calculated in accordance with the provisions of this Note (said amount, the “Calculated Interest”) exceeds the amount of interest that would be payable for such interest payment period had interest for such interest payment period been calculated at the maximum Rate, there shall be paid on such interest payment date an amount of interest calculated on the basis of the Maximum Rate for such interest payment period. If on any subsequent interest payment date, (i) the Calculated Interest for the interest payment period ending on such subsequent interest payment date (the “Current Interest Payment Period”) is less than the amount of interest that would be payable for such Current Interest Period had interest for such current Interest Period been calculated on the basis of the Maximum Rate and (ii) any portion of the excess (if any) of Calculated Interest for any prior interest payment period over interest calculated at the Maximum Rate for such prior interest payment period (the “Outstanding Interest Amount”) remains unpaid, then on such subsequent interest payment date there shall be paid, as provided herein, additional interest for such Current Interest Period in an amount equal to the lesser of (i) the theretofore unpaid Outstanding Interest Amounts for all prior interest payment periods or (ii) an amount that, when added to the amount of Calculated Interest payable for such Current Interest Period, results in the payment of interest for such Current Interest Period at the Maximum Rate.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer(s).

FCStone Merchant Services, LLC

By:	/s/ Allan J. Lee
	Name:	Allan J. Lee
	Title:	President

By:	/s/ Michael D. Altneu
	Name:	Michael D. Altneu
	Title:	Senior VP

Address of Borrower for Notices:

1.	One North End Avenue, Suite 1129, NY, NY 10282

2.	2829 Westown Parkway, Suite 200, West Des Moines, IA 50266 Attn: Robert Johnson